                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 3)



                        Redhook Ale Brewery, Incorporated
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)




                                  757473 10 3
                   -----------------------------------------
                                (CUSIP Number)





                               Page 1 of 4 Pages


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         ---------------------                       ---------------------------
CUSIP NO.  757473103                     13G           PAGE   2   OF   4   PAGES
         ---------------------                       ---------------------------

-------------------------------------------------------------------------------
  1                   NAMES OF REPORTING PERSON
                      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                             Paul S. Shipman
-------------------------------------------------------------------------------
  2                   CHECK THE APPROPRIATE BOX IF A MEMBER           (a)   [ ]
                      OF A GROUP                                      (b)   [ ]
                           Not Applicable
-------------------------------------------------------------------------------
  3                   SEC USE ONLY
-------------------------------------------------------------------------------
  4                   CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States of America
-------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
  NUMBER OF                   318,350 shares
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6     SHARED VOTING POWER
  OWNED BY                    13,300 shares
    EACH              ---------------------------------------------------------
  REPORTING           7     SOLE DISPOSITIVE POWER
 PERSON WITH                  318,350 shares
                      ---------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                              13,300 shares
-------------------------------------------------------------------------------
  9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON
                        331,650 shares
-------------------------------------------------------------------------------
 10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES*                                       [ ]
                          Not Applicable
-------------------------------------------------------------------------------
 11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          4.54%
-------------------------------------------------------------------------------
 12                   TYPE OF REPORTING PERSON*
                          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT



                               Page 2 of 4 Pages
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                                 SCHEDULE 13G


Item 1(a)   Name of Issuer:
                 Redhook Ale Brewery, Incorporated

     1(b)   Address of Issuer's Principal Executive Offices:
                3400 Phinney Avenue North
                Seattle, Washington 98103

Item 2(a)   Name of Person Filing:
                Paul S. Shipman

     2(b)   Address of Principal Business Office or, if none,
                Residence:
                3400 Phinney Avenue North
                Seattle, Washington 98103

     2(c)   Citizenship:
                United States of America

     2(d)   Title of Class of Securities:
                Common Stock

     2(e)   CUSIP Number:
                757473 10 3

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
                Not Applicable

Item 4      Ownership

     4(a)   Amount beneficially owned:
            331,650 shares

     4(b)   Percent of Class:
            4.54%

     4(c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:
                 318,350 shares

            (ii) shared power to vote or to direct the vote:
                 13,300 shares

*Includes 49,250 shares subject to options of which not all are fully vested as of December 31, 2000.


                               Page 3 of 4 Pages

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         (iii)  sole power to dispose or to direct the disposition of:
                  318,350 shares*

         (iv)   shared power to dispose or to direct the disposition of:
                  13,300 shares


Item 5   Ownership of Five Percent or Less of a Class:
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6   Ownership of more than Five Percent on Behalf of Another Person:
                Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                Not Applicable.

Item 8   Identification and Classification of Members of the Group:
                Not Applicable.

Item 9   Notice of Dissolution of Group:
                Not Applicable.

Item 10  Certifications:
                Not Applicable.



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 21, 2000
                     --------------------------------------
                                      Date

                              /s/ Paul S. Shipman
                     --------------------------------------
                                   Signature

                     Paul S. Shipman/President/CEO/Chairman
                     --------------------------------------
                                   Name/Title




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